Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement is made as of February 7, 2013, by and between Philip V. Adams, a resident of, Concord, Massachusetts (the “Executive”), and World Energy Solutions, Inc. (the “Company”).

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company on the terms specified herein; and

WHEREAS, the Executive’s senior managerial position requires that he be trusted with confidential information and trade secrets of the Company and that he develop a thorough and comprehensive knowledge of details of the Company’s business, including but not limited to, information relating to research, development, inventions, purchasing, accounting, marketing, distribution and licensing of the Company’s products and services, vendor and channel partner relationships;

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, and intending to be legally bound, the parties agree as follows:

1. Position and Responsibilities. The Executive agrees to continue to serve as President and Chief Executive Officer (CEO) of the Company. The Executive agrees to devote substantially all of his business time and efforts to the performance of his duties hereunder. The Executive shall report to, and his activities shall be subject to the direction and control of, the Board of Directors of the Company, and the Executive shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of him.

2. Term. The parties agree that the Executive’s employment with the Company shall be on an “at-will” basis, which means that either the Executive or the Company may terminate the employment relationship and this Agreement at any time, for any or no reason, with or without Cause (as defined below), with or without prior notice to the other party, but subject to Section 5 hereof. Notwithstanding the foregoing, the Company requests that Executive provide sixty (60) days’ notice prior to a termination of employment initiated by Executive.

3. Compensation and Benefits. As compensation for the performance by the Executive of his duties and obligations hereunder to the Company and subject to the provisions of Section 5, the Executive shall receive:

3.1. Base Salary. The Executive’s initial salary shall be paid at a rate of Twenty Five Thousand and 00/100 ($25,000) per month (the “Base Salary”). The Base Salary shall be payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time. The Board of Directors in its sole discretion may increase, but not decrease, the Executive’s salary at any time, unless all executives of the Company are subject to an equivalent percentage decrease in salary. All payments shall be subject to all applicable federal, state and/or local payroll and withholding taxes.

3.2 Bonus Plan. Executive shall be eligible to receive an annual cash bonus (“Bonus”) based upon criteria determined solely by the Board of Directors. The Bonus shall be paid by the Company in accordance with its normal payroll practice. Should the Executive’s employment terminate for any reason prior to awarding of the Bonus, Executive shall be eligible for such Bonus on a pro-rata basis, to be calculated based on percentage of year employed times the Bonus amount that would be due and payable had Executive worked the entire year. Any such Bonus shall be paid by the Company in a single, lump-sum cash payment in accordance with its normal payroll practice by not later than the fifteenth day of the third month following the calendar year with respect to which the services giving rise to the annual Bonus were rendered.

3.3. Benefits. During Executive’s employment, and subject to any contribution generally required of executives of the Company, the Executive shall be eligible to participate in all employee health and benefits plans, as may be from time to time adopted by the Company and in effect for executives of the Company in similar positions. Executive’s participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, such plan. The Company and/or the Board of Directors may alter, modify, add to, or delete its employee benefits plans and policies at any time as the Company and/or the Board of Directors, in its or their sole judgment, determines to be appropriate, provided that any diminution of benefits to Executive shall only be permitted to the extent such diminution applies with equal force to all executives of the Company. Executive shall be eligible for four weeks’ vacation, which shall be accrued and utilized in accordance with the Company’s vacation policy/practice as established and/or modified from time to time.

3.4. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any reasonable expense policy of the Company, as set by the Company and/or the Board of Directors from time to time and generally applicable to executives of the Company in similar positions, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company and/or Board of Directors from time to time.

4. Restricted Stock Grant.

4.1 Subject to the approval of the Company’s Board of Directors, and in accordance with the Company’s 2006 Stock Incentive Plan, the Company will grant to the Executive, pursuant to a separate restricted stock agreement, 25,000 shares of restricted stock of the Company’s common stock. The restricted stock will vest so long as the Executive is employed by the Company and the vesting of the restricted stock shall be as stated in the restricted stock agreement.

5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment and this Agreement shall terminate under the following circumstances:

5.1. Death or Disability. In the event of the Executive’s death or Disability (as defined herein) during the Executive’s employment hereunder, the Executive’s employment and this Agreement shall immediately and automatically terminate, and the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, his estate), any Base Salary earned but unpaid through the date of death or Disability and any accrued but unused vacation, as well as any pro-rata Bonus. Any such Bonus shall be paid by the Company in a single, lump-sum cash payment in accordance with its normal payroll practice by not later than the fifteenth day of the third month following the calendar year with respect to which the services giving rise to the annual Bonus were rendered. For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which the Executive is unable to perform the essential functions of his job for an aggregate of 120 days, whether or not consecutive, during any calendar year, and (ii) which cannot be reasonably accommodated by the Company without undue hardship.

5.2. By the Company for Cause.

(a) The Company may terminate the Executive’s employment and this Agreement for Cause at any time. Upon termination for Cause, the Company shall have no further obligation or liability to the Executive relating to the Executive’s employment or this Agreement, other than any Base Salary earned but unpaid and accrued but unused vacation through the date of termination.

(b) The following events or conditions shall constitute “Cause” for termination of Executive’s employment and this Agreement: (i) willful failure or refusal of the Executive to perform his duties hereunder; (ii) dishonesty, embezzlement, misappropriation of assets or property (tangible or intangible) of the Company; (iii) gross negligence, willful misconduct, material and willful neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iv) violation of federal or state securities laws; (v) the unauthorized disclosure of any trade secret or confidential information of the Company; (vi) the conviction of a felony, including a plea of guilty or nolo contendre.

5.3. By the Company other than for Cause. The Company may terminate the Executive’s employment and this Agreement other than for Cause at any time. In the event of such termination, the Executive will be entitled to salary continuation at the Base Salary rate for a period of twelve (12) months from the termination date, to be paid in accordance with the Company’s payroll practice then in effect, with the Company’s first such payment beginning on the first pay period forty-five (45) days after the Executive’s separation from service. The Executive shall be entitled to awarding of a pro-rata Bonus as well. Any such Bonus shall be paid by the Company in a single, lump-sum cash payment in accordance with its normal payroll practice by not later than the fifteenth day of the third month following the calendar year with respect to which the services giving rise to the annual Bonus were rendered. If the Executive elects to continue medical insurance coverage after the termination date in accordance with the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then the Company shall pay the Executive a cash amount equal to the Executive’s monthly COBRA premium payment on the first day of each month during the period of salary continuation payments or until he accepts other employment, whichever occurs first. The first such monthly COBRA reimbursement payment shall begin on the first pay period 45 days after the Executive’s separation from service and shall include any monthly payment that became due before such payment. The Company shall have no other obligations to the Executive upon termination of employment other than for Cause.

The Company’s obligation to provide any of the amounts and benefits hereunder shall be subject to, and conditioned upon, the Executive’s execution of a full release of claims satisfactory to the Company, releasing the Company and its employees and agents from any claims arising from or related to the Executive’s employment or severance from employment with the Company, including any claims arising from this Agreement. No payment of severance shall be required unless these conditions are satisfied. Any negotiations and/or revisions made or to be made to the release of claims and/or severance agreement to be executed at the time of termination shall not affect or extend the 21-day period under the Older Workers Benefit Protection Act, whether such revisions are material or immaterial.

5.4 By the Executive for Good Reason. If the Executive terminates his employment for Good Reason (as defined herein), he shall be entitled to the severance benefits set forth in Section 5.3, provided he complies with the release requirement specified in Section 5.3. For purposes of this Agreement, “Good Reason” shall exist upon (i) mutual written agreement by Executive and the Company that Good Reason exists; (ii) demotion of Executive from the position of President and CEO, without his prior written consent; (iii) reduction in Executive’s authority and/or responsibilities as President and CEO, without his prior written consent; (iv) reassignment of Executive to a place of business more than 50 miles from the place of business where he currently works for the Company; (v) any material breach by the Company of this Agreement; (vi) a reduction in Executive’s salary and the value of his benefits of greater than 10%, unless such reduction is applied equally to all executives of the Company; or (vii) a termination of Executive’s employment within twelve (12) months of a Change of Control (as defined herein) for any reason other than Cause. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon (i) the sale or disposition of all or substantially all of the assets of the Company to another entity; or (ii) the merger or consolidation of the Company with and into another entity under circumstances in which the Company is not the surviving entity; or (iii) acquisition of a controlling stake in the Company by any third party.

5.5. By the Executive for other than Good Reason. If the Executive chooses to terminate his employment with the Company for other than Good Reason, the Company shall have no further obligation or liability to the Executive relating to the Executive’s employment or this Agreement, other than for Base Salary earned but unpaid, and accrued but unused vacation through the date of termination.

6. Effect of Termination. The provisions of this Section 6 shall apply in the event of termination of this Agreement and/or the Executive’s employment pursuant to Section 5.

6.1. Payment in Full. Payment by the Company to the Executive of any Base Salary and other compensation amounts as specified in Section 5 shall constitute the entire obligation of the Company to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and the Executive, on the other, with respect to any loans, stock warrants, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive the Executive’s termination of employment under the provisions of documents relating thereto.

6.2. Termination of Benefits. Except for any right of continuation of benefits coverage to the extent provided by this Agreement and/or COBRA, or other applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination date of the Executive’s employment.

7. Assignment of Developments, Nondisclosure, Non-competition, and Non-Solicitation Obligations. The Executive reaffirms the obligations set forth in the Company’s Invention and Nondisclosure Agreement and the Non-competition Non-Solicitation Agreement (the “Nondisclosure Agreement”) both dated October 1, 2003. The obligations of the Executive under the Nondisclosure Agreement expressly survive any termination of the Executive’s employment, regardless of the manner of such termination, or termination of this Agreement.

8. Conflicting Agreements. The Executive hereby warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to and will not enter into any agreement, including without limitation, any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.

9. Withholding; Taxes. All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law.

10. Miscellaneous.

10.1. Assignment. The Executive shall not assign this Agreement or any interest herein. The Company may assign this Agreement, and it is specifically understood and agreed that no such assignment by the Company shall be deemed to be a “termination” of the Executive’s employment with the Company within the meaning of Section 5 hereof. This Agreement shall inure to the benefit of the Company and shall be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

10.2. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.3. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. This Agreement may be amended or modified only by a written instrument signed by the Executive and an authorized member of the Board of Directors.

10.4. Notices. All notices, requests and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or three (3) business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to Philip V. Adams, 125 Central Street, Concord, MA 01742; or (b) in the case of the Company, to the attention of the Chairman of the Board, at 100 Front Street, 20th Floor, Worcester, MA 01608, and/or to such other address as either party may specify by notice to the other.

10.5. Entire Agreement. This Agreement; the Invention and Nondisclosure Agreement; Non-Competition and Non-Solicitation Agreement; Non-Statutory Stock Option Agreement; Incentive Stock Option Agreement; and Restricted Stock Agreement constitute the entire agreement between the Company and the Executive with respect to the terms and conditions of the Executive’s employment with the Company and supersede all prior communications, agreements and understandings, written or oral, between the Executive and the Company with respect to the terms and conditions of the Executive’s employment with the Company.

10.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.

10.7. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule thereof.

10.8. Consent to Jurisdiction. Each of the Company and the Executive, by its or his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement, the Executive’s employment with the Company and/or termination thereof, or relating to the subject matter hereof, and agrees not to commence any such claim or action other than in the above-named courts.

11. 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or to comply with the requirements of Code Section 409A and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent. The Company shall have no obligation to the Executive in the event of any failure of any payment or permitted deferral under the Agreement or any plan or agreement described in the Agreement to comply with Section 409A. To the extent required for compliance with the requirements of Section 409A, references in the Agreement to a termination of employment shall mean a “separation from service” as defined by Section 409A.

If Executive is deemed a “specified employee” for 409A purposes, all severance payments set forth herein shall be delayed for a period of six (6) months following separation from service. In such case, the Executive shall receive a catch-up payment equivalent to the amounts that would otherwise have been paid to Executive during the initial six-month period following separation from service, after which time any remaining monthly severance payment shall resume until all severance has been paid in full. Such payments shall be paid in accordance with the Company’s payroll practice then in effect.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

World Energy Solutions, Inc.

By:

Name: Edward Libbey

Title:

Philip V. Adams